EXHIBIT 23


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                    -----------------------------------------


As independent public accountants, we hereby consent to the incorporation by reference in this Form 10-K of our report dated January 24, 2002 included in Wyeth's (formerly American Home Products Corporation - a Delaware Corporation) Annual Report to Stockholders for the year ended December 31, 2001. Furthermore, we consent to the incorporation of our reports dated January 24, 2002 included in or made part of this Form 10-K, into the Company's previously filed Registration Statements on Form S-3 (File Nos. 33-45324 and 33-57339), Form S-4 (File No. 333-59642) and on Form S-8 (File Nos. 2-96127, 33-24068, 33-41434,
33-53733, 33-55449, 33-45970, 33-14458, 33-50149, 33-55456, 333-15509,
333-76939, 333-67008, 333-64154 and 333-59668).



                               ARTHUR ANDERSEN LLP



New York, New York
March 28, 2002